Item 77Q2 Exhibit

Fund:  Morgan Stanley Dean Witter Municipal Premium Income
Trust

     Section 16(a) Beneficial Ownership Reporting Compliance

The following persons are "reporting persons" under Section
16 of the Securities Exchange Act of 1934 and had not previously filed an "Initial Statement of Beneficial
Ownership of Securities" on Form 3:

               Mitchell M. Merin
               Ronald E. Robison
               Joseph J. McAlinden
               Edwin J. Garn
               Manuel H. Johnson
               Michael E. Nugent
               Wayne E. Hedien
               Barry Fink
               James F. Willison

None of the above reporting persons has ever held any shares of the Trust, and a Form 5 was subsequently filed on behalf of each of these persons In addition, Philip J. Purcell failed to timely report certain transactions in shares of the Fund on Form 4. However, none of these transactions resulted in again, and a timely Form 5 was subsequently filed to report the transactions.